EXHIBIT 16.1

LETTER FROM CORNWELL JACKSON

June 4, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01(a) of Form 8-K dated May 29, 2012 of DGSE Companies, Inc. and are in agreement with the statements contained in the Form 8-K Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Cornwell Jackson

June 4, 2012

Plano, Texas